Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-250106 and 333-249918) and on Form S-8 (Nos. 333-224973, 333-204557 and 333-178044) of American Electric Power Company, Inc. of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in presentation of assets as held and used discussed in Note 7, as to which the date is May 26, 2023, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
May 26, 2023